EXHIBIT 99.1

Airspan Networks Announces Second Quarter 2007 Results

Financial Highlights

•	WiMAX represented 64% of revenue at $14.1 million for the quarter
•	WiMAX product shipments in the second quarter amounted to $16.6 million, including $2.5 million of deferred revenue
•	Total revenue decreased by 51% quarter over quarter, largely driven by a decrease in non-WiMAX business and the winding down of the Yozan contract
•	Non-WiMAX inventory provision taken in the quarter of $5.9 million
•	Total OPEX decreased year over year by 19%
•	Customers - shipped over $1 million to each of four WiMAX customers
•	Cash at $24.4 million (includes cash equivalents, short-term investments, and restricted cash)

Business Highlights

•	Secured $4.5 million Guyana Telephone and Telegraph and $2.7 million Multimedia Polska orders
•	Expanded success in the North Africa/Middle East region, securing a Tier 1 incumbent account, a mobile carrier, and a government expansion project, for total orders exceeding $5 million
•	Awarded supply contract with Northern European Tier 1 carrier for 2 year term
•	Won bid for 5.8 GHz WiMAX for launch in BigAir’s Australian network following extensive competitive evaluation
•	Received two expansion orders with significant operators in 3.5 GHz in Russia
•	Launched Vodafone Malta network
•	Continued expansion with award of Phase One of Pipex’s commercial rollout in the UK

BOCA RATON, Fla. - August 8, 2007 - Airspan Networks Inc. (Nasdaq: AIRN), a leading provider of WiMAX and Wi-Fi based broadband wireless access networks, today announced results for the quarter ending July 1, 2007. Revenue totalled $22.1 million compared to $45.4 million in the same quarter last year, representing a 51% year over year decrease, largely attributable to a significant decline in non-WiMAX revenue, and a large amount of WiMAX revenue recorded for Yozan in the second quarter 2006, which was not repeated at that level in the second quarter of 2007. The gross margin was 8%, compared with 19% in the same period last year and included a $5.9 million inventory write-down, resulting from the on-going decline in non-WiMAX revenues. Excluding the inventory write-down, the gross margin was 35% (non-GAAP) compared with a gross margin of 29% (non-GAAP) for the second quarter 2006. Loss per share was ($0.29) for the quarter compared with a loss per share of ($0.19) in the second quarter of 2006, reflecting a net loss of $11.7 million compared with a net loss of $7.7 million in the same period last year.

Second Quarter 2007 Results, page 2 of 7

Key Figures	Second Qtr	Second Qtr	First Half	First Half
In $US thousands except for EPS	2007	2006	2007	2006
Total Revenue	22,073	45,435	48,733	69,235
WiMAX Revenue	14,147	24,743	28,827	26,764
Non-WiMAX Revenue	7,926	20,692	19,906	42,471
Gross profit	1,850	8,725	10,102	15,163
Operating Expenses	13,703	17,011	27,369	32,199
Loss from Operations	(11,853)	(8,286)	(17,267)	(17,036)
Net Loss	(11,676)	(7,674)	(16,804)	(15,961)
EPS	($0.29)	($0.19)	($0.41)	($0.40)
Weighted Average Common Shares Outstanding (1)	40,820,968	39,902,699	40,674,533	39,817,995

(1) Excludes shares of common stock issuable on exercise of stock options and 20,069,000 shares of common stock issuable on conversion of the Company’s Series B preferred stock.

 “We continue to grow our WiMAX business and the wins we have recorded during the quarter affirm our product strategy,” said Eric Stonestrom, Airspan’s president and chief executive officer. “We have won contracts with incumbent carriers as well as with innovative mobile operators expanding their subscriber footprint.”

“We are optimistic about the WiMAX market in general, and the positioning of our products in the mobile as well as the fixed application space. Our non-WiMAX products that address licensed spectrum with proprietary technology continue to decline at a rapid pace as many current and potential customers are in a WiMAX decision making phase. This is clearly a transition year for our customer base and, accordingly, for our business.”

“The significant decline in non-WiMAX revenues for the second quarter in a row resulted in an inventory write-down of $5.9 million for the quarter as we reassessed the ongoing demand for these products,” commented David Brant, Airspan’s chief financial officer. “As a result, the gross margin came in at 8% of revenue. Excluding the inventory write-down, the non-GAAP gross margin was 35%, due to a favorable product mix with a higher percentage of WiMAX revenue and a continued push on manufacturing efficiencies. Total operating expense decreased by 19% over the same period last year in line with our cost reduction initiatives.”

Cash and cash equivalents (includes cash equivalents, short-term investments, and restricted cash) amounted to $24.4 million at July 1, 2007. On August 7, 2007, we signed an amendment with Silicon Valley Bank to increase the facility from $10 million to $20 million, capped primarily by a percentage of eligible receivables, which at the end of the second quarter 2007 were approximately $13 million. Borrowing under this facility at the end of the second quarter 2007 was $7.5 million.

Outlook

“The widespread acceptance of our products confirms Airspan as a leading WiMAX supplier. We expect to continue to grow our WiMAX business as the market evolves,” said Mr. Stonestrom. “We believe we have a solid pipeline and we expect WiMAX growth in the second half, accelerating towards the end of the year as we ship more of our newer mobile-ready products and achieve revenue recognition milestones. For the full year 2007, we continue to expect strong WiMAX growth over 2006 and expect full year WiMAX revenue to be approximately $65 million. In addition to the $65 million, we expect to deliver WiMAX products for some projects with revenue criteria that will result in a deferral of revenue to 2008. We expect our non-WiMAX business to generate approximately $10 million in revenue in the second half resulting in a full year total revenue expectation of approximately $95 million.”

Second Quarter 2007 Results, page 3 of 7

“In addition, we anticipate third quarter 2007 revenue to be comparable to the second quarter 2007 revenue with increasing sales of WiMAX products being offset by a continued decline in non-WiMAX sales.”

*  *  *  *  *  *

Conference Call

The Company has scheduled an investor conference call for 5 p.m. EST today. The dial-in numbers for the live conference call are as follows: US toll-free number is (888) 443-9987; the international access dial-in number is +1 (706) 634-0598. Please reference the Airspan Networks quarterly conference call Conference ID # 5930654. Investors may register for the live web cast of the conference call under the ‘financial calendar’ tab of the Investor Relations section of the Airspan Web site at http://www.visualwebcaster.com/event.asp?id=41677. For those who cannot listen to the live broadcast, an audio replay of the call will be available under the ‘audio archives’ section of the Investor Relations section the Airspan Web site. The US toll-free number for the replay is (800) 642-1687; international access number for the replay is +1 (706) 645-9291. Please use access code 5930654.

About Airspan Networks Inc.

Airspan Networks provides wireless voice and broadband data systems and solutions for the fixed and mobile WiMAX and Wi-Fi markets, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz. Airspan has a strong wireless product roadmap that includes WiMAX Forum Certified equipment and products meeting 802.11 a/b/g Wi-Fi standards, Airspan’s HiperMAX and MicroMAX base station products support portable and mobile 802.16e-2005 WiMAX alongside fixed and nomadic 802.16-2004 products. Airspan products also include “self install” and professionally installed customer premise equipment. Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance. The Company has deployments in more than 100 countries with more than 400 operators, 100 of which use Airspan's WiMAX Forum Certified and non-certified products. Airspan's wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is an international telecommunications equipment provider headquartered in Boca Raton, Florida.

More information on Airspan can be found at http://www.airspan.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 31 December, 2006. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

Second Quarter 2007 Results, page 4 of 7

For Investor Relations and Media Inquiries, contact:

David Brant
Senior Vice President & Chief Financial Officer
Airspan Networks Inc.
Tel: +1 561 893-8650
Fax: +1 561 893-8681
Email: dbrant@airspan.com

Second Quarter 2007 Results, page 5 of 7

Airspan Networks Inc.

Consolidated Statements of Operations
(in thousands except for share and per share data)

	Quarter End		Year-to-Date
	July 2, 2006	July 1, 2007	July 2, 2006	July 1, 2007
	(unaudited)		(unaudited)
Revenue	$45,435	$22,073	$69,235	$48,733
Cost of revenue	(36,710)	(20,223)	(54,072)	(38,631)

Gross profit	8,725	1,850	15,163	10,102

Operating expenses:
Research and development	6,675	5,781	12,785	11,387
Sales and marketing	5,026	3,508	9,531	6,870
Bad debt provision	715	723	1,251	955
General and administrative	4,320	3,982	8,082	8,174
Amortization of intangibles	275	234	550	468
Restructuring	-	(525)	-	(485)

Total operating expenses	17,011	13,703	32,199	27,369

Loss from operations	(8,286)	(11,853)	(17,036)	(17,267)

Interest expense	(72)	(48)	(84)	(71)

Interest and other income	689	223	880	571

Loss before income taxes	(7,669)	(11,678)	(16,240)	(16,767)

Income tax (credit)/charge	(5)	2	279	(37)

Net loss	$(7,674)	$(11,676)	$(15,961)	$(16,804)

Net loss per share - basic and diluted	$(0.19)	$(0.29)	$(0.40)	$(0.41)

Weighted average shares outstanding- basic and diluted	39,902,699	40,820,968	39,817,995	40,674,533

Second Quarter 2007 Results, page 6 of 7

Airspan Networks Inc.

Consolidated Balance Sheets
(in thousands)

	December 31, 2006	July 1, 2007
	(audited)	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$15,890	$13,257
Restricted cash	1,111	628
Short-term investments	10,233	10,519
Accounts receivable, less allowance for doubtful accounts	31,063	27,143
Unbilled accounts receivable	711	58
Inventory	23,624	16,465
Prepaid expenses and other current assets	5,935	4,490
Total Current Assets	88,567	72,560

Property, plant and equipment, net	5,705	5,581
Goodwill	10,231	10,231
Intangible assets, net	2,806	2,337
Other non-current assets	3,245	3,150
Total Assets	$110,554	$93,859

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities

Accounts payable	$15,940	$11,692
Accrued taxes	687	646
Deferred revenue	6,656	3,770
Customer advances	1,665	1,856
Other accrued expenses	16,197	13,388
Short-term debt	-	7500
Total Current Liabilities	41,145	38,852

Non Current Liabilities
Long-term debt	1,707	1,760

Stockholders’ Equity
Common stock	12	12
Note receivable - stockholder	(87)	(87)
Additional paid in capital	308,768	311,117
Accumulated deficit	(240,991)	(257,795)
Total Stockholders’ Equity	67,702	53,247

Total Liabilities and Stockholders’ Equity	$110,554	$93,859

Second Quarter 2007 Results, page 7 of 7

Airspan Networks Inc
Reconciliation of adjusted non-GAAP to GAAP Gross Margin %
(in thousands except for percentages)

	Quarter End
	July 2, 2006	July 1, 2007
	(unaudited)

GAAP gross profit as reported	$8,725	$1,850

Add:

Inventory provision	4,280	5,898

Adjusted gross margin (non-GAAP)	$13,005	$7,748
(Excluding inventory provision)

GAAP gross margin % as reported	19%	8%

Adjusted non-GAAP gross margin %	29%	35%